UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 30, 2024

Photozou Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55806	90-1260322
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4-30-4F, Yotsuya Shinjuku-ku

Toyko, Japan

(Address of principal executive offices)

81-3-6369-1589

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On or about August 30, 2024, the company consummated an agreement for the sale of 17,361 shares of restricted Common Stock to SJ Capital Co., Ltd., a Japanese Company, at a price of $4.00 per share of Common Stock. The total subscription amount paid by SJ Capital Co., Ltd. was approximately $69,444. SJ Capital Co., Ltd. is not a related party to the Company.

On or about August 31, 2024, the company consummated an agreement for the sale of 34,722 shares of restricted Common Stock to STEIN Corporation, a Japanese Company, at a price of $5.00 per share of Common Stock. The total subscription amount paid by STEIN Corporation was approximately $173,611. STEIN Corporation is not a related party to the Company.

The proceeds from these sales are to be used by the Company for working capital.

The aforementioned sales of shares were conducted pursuant to Regulation S of the Securities Act of 1933, as amended ("Regulation S"). The sales of shares were made only to non-U.S. persons/entities (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Following the sales of restricted common shares to SJ Capital Co., Ltd. and STEIN Corporation, we now have 8,052,083 shares of Common Stock issued and outstanding as of the date of this report.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Photozou Holdings, Inc.

Date: September 5, 2024	By	/s/ Koichi Ishizuka
Koichi Ishizuka
Chief Executive Officer